AGREEMENT AND PLAN OF MERGER

                                      among

                   STATE AUTOMOBILE MUTUAL INSURANCE COMPANY,


                             MIGI ACQUISITION CORP.,

                                       and

                         MERIDIAN INSURANCE GROUP, INC.

                                October 25, 2000

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

AGREEMENT AND PLAN OF MERGER                                              1

Background Information                                                    1
Statement of Agreement                                                    1

ARTICLE I THE MERGER                                                      1
   1.1    The Merger                                                      1
   1.2    Closing                                                         2
   1.3    Effective Time                                                  2
   1.4    Directors and Officers                                          2

ARTICLE II  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
            CONSTITUENT CORPORATIONS                                      2
   2.1    Effect on Capital Stock                                         2
            (a)  Capital Stock of MergerCo                                2
            (b)  Cancellation of Treasury Stock and
                  MergerCo-Owned Stock                                    2
   2.2    Conversion of Securities                                        3
   2.3    Company Stock Options and Related Matters                       3

ARTICLE III    PAYMENT FOR SHARES                                         3
   3.1    Payment for Shares of Old Common                                4

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF MERGERCO AND PARENT       5
   4.1    Representations and Warranties of MergerCo                      5
            (a)  Organization                                             5
            (b)  Authorization; Validity of Agreement;
                 Necessary Action                                         5
            (b)  Ownership                                                5
            (d)  Consents and Approvals; No Violations                    6
            (e)  Formation of MergerCo; No Prior
                 Activities                                               6
   4.2    Representations and Warranties of Parent                        6
            (a)  Organization                                             6
            (b)  Authorization; Validity of Agreement;
                 Necessary Action                                         6
            (c)  Consents and Approvals; No Violations                    7
            (d)  Litigation                                               7
            (e)  No Brokers                                               7
            (f)  Compliance with Laws                                     7
            (g)  Contracts; Debt Instruments                              7
            (h)  Investment Company Act of 1940                           8
            (i)  Sufficient Funds                                         8
            (j)  Complete Discloure                                       8

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF THE COMPANY               8
   5.1    Existence; Good Standing; Authority; Compliance
          With Law                                                        8
   5.2    Authorization, Validity and Effect of Agreements                9
   5.3    Capitalization                                                  9
   5.4    Subsidiaries                                                   10
   5.5    No Violation; Consents                                         10
   5.6    SEC Documents; Financial Matters                               11
   5.7    Litigation                                                     12
   5.8    Absence of Certain Changes                                     12
   5.9    Taxes                                                          12
   5.10   Properties                                                     13
   5.11   Environmental Matters                                          13
   5.12   Employee Benefit Plans                                         13
   5.13   Labor Matters                                                  15
   5.14   No Brokers                                                     15
   5.15   Opinion of Financial Advisor                                   15
   5.16   Insurance                                                      15
   5.17   Contracts and Commitments                                      15
   5.18   Related Party Transactions                                     17
   5.19   Absence of Undisclosed Liabilities                             17
   5.20   Insurance Issued by Company Subsidiaries                       18
   5.21   Cancellations                                                  19
   5.22   Rating Agencies                                                19
   5.23   Investment Company                                             20
   5.24   No Other Representations or Warranties                         20
   5.25   Limitation on Parent's and MergerCo's Representations          20
   5.26   Definition of the Company's Knowledge                          20
   5.27   Complete Disclosure                                            20

ARTICLE VI     CONDUCT OF BUSINESS PENDING THE MERGER                    20
   6.1    Conduct of Business by the Company                             20
   6.2    Tax Treatment                                                  24

ARTICLE VII    ADDITIONAL AGREEMENTS                                     24
   7.1    Shareholders Meeting                                           24
   7.2    Other Filings                                                  25
   7.3    Additional Agreements                                          26
   7.4    Fees and Expenses                                              26
   7.5    No Solicitations                                               26
   7.6    Officers' and Directors' Indemnification                       27
   7.7    Access to Information; Confidentiality                         29
   7.8    Public Announcements                                           29
   7.9    Notification of Certain Matters                                29
   7.10   Post-Merger Operations                                         29
   7.11   Meridian Citizens Mutual Insurance Company                     31

ARTICLE VIII    CONDITIONS TO THE MERGER                                 31
   8.1    Conditions to the Obligations of Each Party
          to Effect the Merger                                           31
            (a)  Shareholder Approval                                    31
            (b)  Hart-Scott-Rodino Act                                   31
            (c)  Other Regulatory Approvals                              31
            (d)  Other Consents                                          31
            (e)  No Injunctions, Orders or Restraints; Illegality        32
            (f)  Merger of Mutuals                                       32
   8.2    Conditions to Obligations of MergerCo and Parent               32
            (a)  Representations and Warranties                          32
            (b)  Performance and Obligations of the Company              32
            (c)  Material Adverse Change                                 32
            (d)  Opinions                                                32
   8.3    Conditions to Obligations of the Company                       33
            (a)  Representations and Warranties                          33
            (b)  Performance of Obligations of MergerCo and Parent       33
            (c)  Material Adverse Change                                 33
            (d)  Opinions                                                33
   8.4    Frustration of Closing Conditions                              33

ARTICLE IX    TERMINATION, AMENDMENT AND WAIVER                          33
   9.1    Termination                                                    33
   9.2    Effect of Termination                                          35

ARTICLE X    GENERAL PROVISIONS                                          37
   10.1   Notices                                                        37
   10.2   Interpretation                                                 38
   10.3   Non-Survival of Representations, Warranties,
          Covenants and Agreements                                       38
   10.4   Miscellaneous                                                  38
   10.5   Assignment                                                     38
   10.6   Severability                                                   38
   10.7   Choice of Law/Consent to Jurisdiction                          38
   10.8   No Agreement Until Executed                                    39
   10.9   Extension; Waiver                                              39
   10.10  Amendment                                                      39
   10.11  Additional Definitions                                         39

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                             INDEX OF DEFINED TERMS
                             ----------------------

Term                                               Section
----                                               -------

Acquisition Proposal                               7.5(c)
Affiliate                                          5.12(e)(iii)
A.G. Edwards                                       5.14
Agreed Courts                                      10.7
Agreement                                          Introduction
Annual Statements                                  10.11
Applicable Laws                                    5.1(d)
Articles of Incorporation                          1.1
Articles of Merger                                 1.3
Assets                                             10.11
Break-Up Fee                                       9.2(b)
Bylaws                                             1.1
Cashed Shares                                      3.1(c)
Certificates                                       3.1(b)
Closing                                            1.2
Closing Date                                       1.2
COBRA                                              5.12(e)
Code                                               3.1(i)
Company                                            Introduction
Company Benefit Plan                               5.12(e)(i)
Company Board                                      Background Information
Company Disclosure Schedule                        Article V, Introduction
Company Expenses                                   9.2(f)
Company Liquidated Damages                         9.2(e)
Company Material Adverse Effect                    5.1(a)
Company Properties                                 5.10(a)
Company Subsidiary SAP                             5.6(b)
Statements
Company SEC Reports                                5.6
Company Stock Plans                                2.3
Company Subsidiary                                 2.1(b)
Computer Software                                  10.11
Confidentiality Agreement                          7.7
Current Company Benefits                           7.10(f)
Package
Current Company Employee                           7.10(e)
Effective Time                                     1.3
Environmental Claim                                10.11
Environmental Permit                               10.11
Environmental Law                                  10.11
ERISA                                              5.12(b)
Exchange Act                                       4.1(d)
Exchange Agent                                     3.1(a)
Exchange Fund                                      3.1(a)
Form 10-K                                          5.10(a)
FTC                                                7.2
GAAP                                               5.6
Good Reason                                        7.10(b)
Governmental Entity                                4.1(d)

Hazardous Substance                                10.11
HSR Act                                            5.5
IBCL                                               Background Information
Indemnified Liabilities                            7.6(a)
Indemnified Party                                  7.6(a)
Indemnifying Party                                 7.6(a)
Injunction                                         8.1(e)
Insurance Commissioner                             1.3
Insurance Contract                                 10.11
Insurance Laws                                     1.3
Insurance License                                  10.11
Intellectual Property                              10.11
Investment Assets                                  10.11
Investment Advisers Act                            5.20(f)
Investment Company Act                             5.20(f)
Liability                                          10.11
License                                            10.11
Liens                                              5.10(a)
Maintains (re: Company Benefit Plan)               5.12(e)(ii)
Material Contracts                                 5.17
Merger                                             Background Information
Merger Consideration                               2.2(a)
MergerCo                                           Introduction
MergerCo Board                                     4.1(b)
MergerCo Common Stock                              2.1(a)
MergerCo Expenses                                  9.2(d)
Merger Law                                         Background Information
MergerCo Liquidated Damages                        9.2(c)
MergerCo Material Adverse                          4.1(a)
Effect
Meridian Minnesota                                 7.11
Meridian Mutual                                    2.1(b)
Multiemployer Plan                                 5.12(e)(iv)
Mutual Company Agreement                           Background Information
NAIC                                               10.11
Old Common                                         Background Information
Option                                             2.3
Option Cancellation                                2.3
Consideration
Other Filings                                      7.2
Parent                                             Introduction
Parent Material Adverse Effect                     4.2(a)
Parties                                            Background Information
Permitted Liens                                    10.11
Person                                             10.11
Pooling Agreement                                  10.11
Preferred Stock                                    5.3
Proceeding                                         10.11
Proxy Statement                                    7.1(a)(ii)(B)
Quarterly Statements                               10.11
Rating Agencies                                    5.22
Reporting Tail Coverage                            7.6(b)

SAP                                                10.11
SAP Statements                                     10.11
SEC                                                10.2
Securities Act                                     5.3
Securities Laws                                    5.6
Special Meeting                                    7.1(a)(ii)(A)
Spread                                             2.3
Subsidiary                                         10.2
Superior Acquisition Proposal                      7.5(c)
Surviving Corporation                              1.1
Taxes                                              5.9(b)
Tax Returns                                        5.9(c)
Tax Ruling                                         10.11
Termination Benefit Agreement                      7.10(b)
Transactions                                       Background Information

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made as of October 25, 2000, among State Automobile Mutual Insurance Company, an Ohio mutual insurance company ("Parent"), MIGI Acquisition Corp., an Indiana corporation and a wholly-owned subsidiary of Parent ("MergerCo"), and Meridian Insurance Group, Inc., an Indiana corporation (the "Company").

                             Background Information

     A. The respective Boards of Directors of MergerCo and the Company have approved the merger of MergerCo with and into the Company (the "Merger") in accordance with the Indiana Business Corporation Law (the "IBCL" or the "Merger Law"), and, upon the terms and subject to the conditions set forth in this Agreement, holders of common shares of the Company ("Old Common") issued and outstanding immediately prior to the Effective Time (as hereinafter defined), other than Parent, will be entitled to the right to receive cash. It is intended that the Merger will qualify, for federal income tax purposes, as a reorganization under Section 368(a) of the Code (as defined below).

     B. The Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth in this Agreement, determined that the Merger Consideration (as hereinafter defined) to be paid for each share of Old Common in the Merger is fair to the shareholders of the Company and that the Merger is otherwise advisable and fair to and in the best interests of the Company and its shareholders. The Company Board has approved this Agreement and the transactions contemplated or required by this Agreement, including the Merger (collectively, the "Transactions"), and has recommended approval and adoption by the shareholders of the Company of this Agreement and the Transactions. In addition, concurrently with the execution of this Agreement, Parent and Meridian Mutual (as defined below) are entering into an Agreement to Merge (the "Mutual Company Agreement"), the transactions contemplated by which are intended to be consummated immediately prior to the consummation of the Merger.

     C. MergerCo, Parent and the Company (collectively, the "Parties") desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions.

                             Statement of Agreement

     The  Parties   acknowledge   the  accuracy  of  the  foregoing   Background
Information and agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Indiana, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The articles of incorporation of the Company (the "Articles of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with law and such Articles of Incorporation. The bylaws of the Company (the "Bylaws") as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until further amended in accordance with law, the Articles of Incorporation and such Bylaws. The Merger shall have the effects specified in the Merger Law.

     1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VIII hereof, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Columbus, Ohio, time, on the second business day after satisfaction or waiver (by the applicable party entitled to the benefit thereof) of all of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Baker & Hostetler LLP, 65 East State Street, Suite 2100, Columbus, Ohio 43215, unless another time, date or place is agreed to in writing by the Parties.

     1.3 Effective Time. As soon as practicable following the execution of this Agreement, the Parties shall cause this Agreement to be provided to the commissioners or superintendents of insurance, as applicable (each, an "Insurance Commissioner"), of the respective states of domicile of the Company Subsidiaries (as defined below) in accordance with the applicable insurance laws of such states (collectively, the "Insurance Laws"). Subject to the conditions set forth in Article VIII of this Agreement, on the Closing Date, MergerCo and the Company shall duly execute and file articles of merger (the "Articles of Merger") with the Secretary of State of the State of Indiana, each in accordance with the Merger Law, and the Merger shall become effective (the "Effective Time") upon the last to occur of (a) the filing of the Articles of Merger with the Indiana Secretary of State and (b) such later time as the Parties may agree to designate in such filing; provided, however, that the Effective Time shall not be more than 31 (thirty-one) days from the date of approval by the last Insurance Commissioner to approve the Merger. Upon the terms and subject to the conditions of this Agreement, the Parties shall use all reasonable efforts to assure that the filings contemplated hereby are made, and the Effective Time occurs, as soon as is practicable.

     1.4 Directors and Officers. The directors and officers of MergerCo immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. Notwithstanding the foregoing to the contrary, the vice chairman of the Surviving Corporation and the president of the Surviving Corporation, effective as of the Effective Time, shall be Norma J. Oman and Steven R. Hazelbaker, respectively, each of whom shall hold such office from and after the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.


                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Old Common or any holder of shares of capital stock of MergerCo:

          (a) Capital Stock of MergerCo. Each common share of MergerCo (the "MergerCo Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and MergerCo-Owned Stock. Each share of Old Common, and all other shares of capital stock of the Company, that are owned by Meridian Mutual Insurance Company, an Indiana mutual insurance company ("Meridian Mutual"), the Company, or any Subsidiary (as defined below) of the Company (a "Company Subsidiary") and all shares of Old Common and other shares of capital stock of the Company owned by MergerCo or Parent, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

     2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of MergerCo, the Company or the holders of any shares of Old Common:

          (a) Subject to the other provisions of this Section 2.2 and to Section 3.1(i), each share of Old Common issued and outstanding immediately prior to the Effective Time, excluding shares of Old Common owned by Meridian Mutual, the Company, any Company Subsidiary, MergerCo, or Parent, shall be converted into the right to receive Thirty Dollars and Zero Cents ($30.00) per share, payable in cash to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender of the Certificate (as defined below) representing such share of Old Common.

          (b) All such  shares of Old  Common,  when  converted  as  provided in
     Section 2.2(a), shall no longer be considered outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive the Merger Consideration as provided herein. The holders of Certificates (as defined below) previously evidencing shares of Old Common outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Old Common except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with Section 3.1, shall only have the right to receive for their shares of Old Common the Merger Consideration as provided herein, without any interest thereon.

     2.3 Company Stock Options and Related Matters. As of and subject to the occurrence of the Effective Time, each outstanding option, warrant or similar right (including any related stock appreciation right) (an "Option") issued, awarded or granted pursuant to any plan, agreement or arrangement of the Company or any Company Subsidiary and entitling the holder thereof to purchase one or more shares of Old Common (the "Company Stock Plans") shall, as of the Effective Time, become fully vested regardless of the vesting schedule contained in any Option agreement or any of the Company Stock Plans. At the Effective Time, after giving effect to any such vesting, each Option shall be canceled, and each holder of a canceled Option shall be entitled to receive, in consideration for the cancellation of such Option, an amount in cash equal to the result obtained when the number of shares of Old Common with respect to which such canceled Option has not been exercised as of the cancellation of such Option is multiplied by the excess of the Merger Consideration over the exercise price per share of such canceled Option (such result obtained, the "Spread"). The total consideration to be paid for the cancellation of all Options is hereinafter referred to as the "Option Cancellation Consideration." The amount of Option Cancellation Consideration to be delivered to the holder of any such Options shall be subject to reduction to satisfy applicable withholding tax obligations. With respect to each such Option, the Company shall take, or cause to be taken, prior to the Effective Time, all such action so that each such Option shall be automatically canceled as of the Effective Time and the holders of each such Option shall only be entitled to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the Spread, if any, in exchange for the cancellation of such Option, subject in each case to applicable withholding tax obligations.

                                   ARTICLE III
                               PAYMENT FOR SHARES

     3.1 Payment for Shares of Old Common.

          (a) Prior to the Effective Time, MergerCo shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent"). At or prior to the Effective Time, MergerCo shall deposit, or MergerCo shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent in an account (the "Exchange Fund") the aggregate Merger Consideration to which holders of shares of Old Common shall be entitled at the Effective Time pursuant to Section 2.2(a).

          (b) Promptly after the Effective Time, MergerCo shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented shares of Old Common a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent.

          (c) In effecting the payment of the Merger Consideration with respect to shares of Old Common represented by Certificates entitled to payment of the Merger Consideration pursuant to Section 2.2(a) (the "Cashed Shares"), upon the surrender of each such Certificate, the Exchange Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Cashed Shares, in consideration therefor. Upon such payment such Certificate shall forthwith be canceled.

          (d) From and after the Effective Time until surrendered in accordance with paragraph (c) above, each Certificate representing shares of Old Common shall represent solely the right to receive the Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Old Common surrendered therefor is registered, it shall be a condition to the right to receive such Merger Consideration that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Old Common shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (e) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Transactions, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Old Common may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration relating thereto without any interest or dividends thereon.

          (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Old Common which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Old Common are presented to the Surviving Corporation or the Exchange Agent, they shall be surrendered and canceled in return for the payment of the Merger Consideration relating thereto, as provided in this Article III.

          (g) None of MergerCo, the Company or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in good faith pursuant to any applicable abandoned property, escheat or similar law.

          (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision of reasonable and customary indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable to such person pursuant to this Agreement.

          (i) The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Old Common such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Old Common with respect to which such deduction and withholding was made by the Surviving Corporation.


                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF MERGERCO AND PARENT

     4.1 Representations and Warranties of MergerCo. MergerCo and Parent, jointly and severally, hereby represent and warrant to the Company as follows:

          (a) Organization. MergerCo is a corporation duly organized and validly existing, for which the most recent required biennial report has been filed in the office of the Indiana Secretary of State and no articles of dissolution have been filed in such office, and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being and proposed to be conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of MergerCo (a "MergerCo Material Adverse Effect").

          (b) Authorization; Validity of Agreement; Necessary Action. MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by MergerCo of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of MergerCo (the "MergerCo Board") and by the shareholders of MergerCo, and no other corporate action on the part of MergerCo is necessary to authorize the execution and delivery by MergerCo of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by MergerCo and, assuming the due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of MergerCo enforceable against MergerCo in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

          (c) Ownership. MergerCo is a wholly owned Subsidiary of Parent.

          (d) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, applicable Insurance Laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the HSR Act (as hereinafter defined), and state securities or state "Blue Sky" laws, none of the execution, delivery or performance of this Agreement by MergerCo, the consummation by MergerCo of the Transactions or compliance by MergerCo with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of MergerCo, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (as hereinafter defined),
     (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MergerCo is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, regulation or other law applicable to MergerCo or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and
     (iv) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect. For purposes of this Agreement, "Governmental Entity" means any governmental or quasi- governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department or other instrumentality or political unit or subdivision, whether domestic or foreign.

          (e) Formation of MergerCo; No Prior Activities. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and as of the Effective Time, except for
     (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     4.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows:

          (a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of Parent (a "Parent Material Adverse Effect").

          (b) Authorization; Validity of Agreement; Necessary Action. Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions (subject to the authorizations, consents, and approvals described in Section 4.2(c), below). The execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of Parent and no other action on the part of Parent is necessary to authorize the execution and delivery by Parent of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

          (c) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, applicable Insurance Laws, the Exchange Act, the HSR Act, and state securities or state "Blue Sky" laws, none of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Transactions or compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, regulation or other law applicable to Parent or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (d) Litigation. There are no actions, suits, proceedings, investigations or claims pending against MergerCo or Parent, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality, whether federal, state, local or foreign, or before any arbitrator, that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Transactions or to have a Parent Material Adverse Effect or a MergerCo Material Adverse Effect, as the case may be.

          (e) No Brokers. Neither MergerCo nor Parent has entered into any contract, arrangement or understanding with any person or firm, other than Philo Smith & Co., which may result in the obligation of such entity or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

          (f) Compliance with Laws. MergerCo and Parent are in compliance with all Applicable Laws (as hereinafter defined), except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

          (g) Contracts; Debt Instruments. Neither Parent nor any of its Subsidiaries has received a written notice that Parent or any of its Subsidiaries is in violation of or in default under any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor does any violation or default exist, except to the extent such violation or default would not, individually or in the aggregate, have a Parent Material Adverse Effect or a MergerCo Material Adverse Effect, as the case may be.

          (h) Investment Company Act of 1940. Neither Parent nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act (as defined below).

          (i) Sufficient Funds. Parent has sufficient funds to consummate, and to cause MergerCo to consummate, the Transactions, including, without limitation, to (i) pay, with respect to all shares of Old Common in the Merger, the Merger Consideration pursuant to Section 2.2(a), (ii) pay to the Company all Option Cancellation Consideration provided for in Section 2.3, (iii) perform its post-Closing obligations set forth in Article VII, and (iv) pay all fees and expenses in connection with the Transactions. Parent has provided to the Company true, complete and correct copies of its financing arrangements with respect to the Transactions.

          (j) Complete Disclosure. No representation or warranty by Parent or MergerCo in this Agreement contains, or will contain as of the Effective Time, any untrue statement of a material fact or omits, or will omit as of the Effective Time, a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to MergerCo (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and MergerCo as follows:

     5.1 Existence; Good Standing; Authority; Compliance With Law.

          (a) The Company is a corporation duly organized and validly existing, for which the most recent required biennial report has been filed in the office of the Indiana Secretary of State and no articles of dissolution have been filed in such office. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the ownership of its property or the conduct of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, an event shall be deemed to have a "Company Material
     Adverse Effect" if such event has a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole; provided, however, that the effects of changes that are generally applicable to (i) the insurance industry and the markets for insurance and insurance-related products and the other industries and markets in which the Company and the Company Subsidiaries operate or (ii) the United States securities markets for debt and equity securities, shall be excluded from the determination of a Company Material Adverse Effect; and provided, further, that any adverse effect on the Company or the Company Subsidiaries resulting from the announcement of Parent's proposal to acquire the Company, the execution and announcement of this Agreement, or the Transactions or regulatory approvals contemplated hereby shall also be excluded from the determination of a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (b) Except as set forth in Section 5.1 of the Company Disclosure Schedule, each of the Company Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

          (c) Except as set forth in Section 5.1 of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Company Subsidiaries possess all licenses, permits and other authorizations required to conduct their businesses as now conducted by them, except where the failure to possess such licenses, permits and other authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary (i) possesses an Insurance License (as defined below) in each jurisdiction in which it is required to possess an Insurance License and (ii) is duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company Subsidiary SAP Statements (as defined below). All such Insurance Licenses, including, but not limited to, authorizations to transact reinsurance are in full force and effect without amendment, limitation or restriction, other than as described in the Company Disclosure Schedule, and, to the Company's knowledge, there is no event, inquiry or Proceeding (as defined below) which is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Insurance License.

          (d) Except as set forth in Section 5.1 of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Company Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal, state or local court or governmental authority applicable to the Company or to any of the Company Subsidiaries or to their respective businesses or properties (collectively, the "Applicable Laws"), except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     5.2 Authorization, Validity and Effect of Agreements. Each of the Company and the Company Subsidiaries, as applicable, has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Company Board has approved this Agreement and the Transactions. Subject only to the approval of this Agreement by the holders of the Old Common, the execution by the Company of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, subject to approval by holders of the Old Common, and assuming due and valid authorization, execution and delivery thereof by MergerCo and Parent, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     5.3 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Old Common and 500,000 preferred shares of the Company (the "Preferred Stock"). As of the date of this Agreement, (a) 7,838,219 shares of Old Common were issued and outstanding; (b) zero shares of Preferred Stock were issued and outstanding; and (c) 445,302 shares of Old Common and zero shares of Preferred Stock were held in the treasury of the Company. All such issued and outstanding shares of Old Common have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Company Disclosure Schedule, (i) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter, (ii) there are no outstanding options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company, (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary, and (iv) neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"). As of the date hereof, there are no declared but unpaid dividends outstanding with respect to the Old Common.

     5.4 Subsidiaries. Section 5.4 of the Company Disclosure Schedule sets forth a list of the Company Subsidiaries. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth in
Section 5.4 of the Company Disclosure Schedule or in Schedule D to the Company's or any Company Subsidiary's statutory annual statement as amended from time to time to reflect the Company's or such Company Subsidiary's investment activity in the ordinary course of business, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities and trade receivables).

     5.5 No Violation; Consents. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the Transactions in accordance with the terms hereof will conflict with or result in a breach of any provisions of the Articles of Incorporation, Bylaws, or other organizational documents of the Company or of any Company Subsidiary. Except as set forth in Section 5.5 of the Company Disclosure Schedule, to the knowledge of the Company, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Company
Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (a) any note, bond, mortgage, indenture, deed of trust or (b) any license, permit, contract, agreement or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company
Subsidiaries or any of their properties is bound, except as would not (i) prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or (ii) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Other than the filings provided for in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the Exchange Act or applicable state securities and "Blue Sky" laws, and other than filings required by the Insurance Commissioners and state Governmental Entities with regulatory authority over the Company Subsidiaries, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions do not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except as would not (A) prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     5.6 SEC Documents; Financial Matters.

          (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "Company SEC Reports"), in accordance with the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as applicable, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

          (b) The Company has previously made available to Parent and MergerCo true and complete copies of the following: (i) the Annual Statements (as defined below) for each Company Subsidiary as of and for the years ended December 31, 1997, 1998 and 1999; (ii) the Quarterly Statement (as defined below) for each Company Subsidiary as of and for the calendar quarters ended March 31, June 30, and September 30, 2000; (iii) any supplemental or separate statutory annual statements or quarterly statements for any Company Subsidiary for any of the periods ended December 31, 1997, 1998 or 1999 or March 31, June 30, and September 30, 2000 that are filed with any insurance Governmental Entity and that differ from the Annual Statements or the Quarterly Statements described in Section 5.6(b)(i) or (ii), above; and
     (iv) the audited SAP (as defined below) balance sheets of each Company Subsidiary as of December 31, 1997, 1998 and 1999 and the related audited summary of operations and statements of change in capital and surplus and cash flows of each Company Subsidiary for each of such years, together with the notes related thereto and the reports thereon of PricewaterhouseCoopers LLP (collectively with the items described in Section 5.6(b)(i), (ii) and (iii), the "Company Subsidiary SAP Statements"). Since December 31, 1999, the Company has filed, or caused to be filed, all SAP Statements required to be filed with or submitted to the appropriate regulatory authorities, except for such filings or submissions, the failure so to file or submit is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each Company Subsidiary SAP Statement complied (and, as to SAP Statements filed after the date of this Agreement, will comply) in all material respects with all Applicable Laws when so filed, and all material deficiencies with respect to any such Company Subsidiary SAP Statement have been cured or corrected. Each Company Subsidiary SAP Statement (and the notes related thereto) referred to in Section 5.6(b)(i),
     (ii) and (iv), above, was prepared (and, as to SAP Statements filed after the date of this Agreement, will be prepared) in accordance with SAP and presents (and, as to SAP Statements filed after the date of this Agreement, will present) fairly, in all material respects, the financial position of the Company Subsidiary to which such SAP Statement applies as of the respective dates thereof and the related summaries of operations and changes in capital and surplus and cash flows of such Company Subsidiary for the respective periods covered thereby. To the Company's knowledge, each Company Subsidiary SAP Statement (including the notes related thereto) referred to in Section 5.6(b)(iii) hereof was prepared (or, in the case of similar SAP Statements filed after the date of this Agreement, will be prepared) in accordance with the statutory accounting practices required by the insurance Governmental Entity in the jurisdiction in which such statement was (or will be) filed.

          (c) Except as set forth in Section 5.6(c) of the Company Disclosure Schedule, with respect to each Company Subsidiary, the aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities (as defined below) with respect to Insurance Contracts (as defined below) of such Company Subsidiary as established or reflected in its December 31, 1999 Annual Statement and in its September 30, 2000 Quarterly Statement:
     (i)(A) were determined in accordance with generally accepted actuarial standards consistently applied, (B) were fairly stated, in all material respects, in accordance with sound actuarial principles, and (C) were based on actuarial assumptions that are in accordance with or are more conservative than those specified in the related Insurance Contracts; and
     (ii) complied with, in all material respects, the requirements of the Insurance Law of the jurisdiction applicable to such Company Subsidiary. Each Company Subsidiary owns Assets (as defined below) that qualify as admitted assets under applicable Insurance Laws in an amount at least equal to the sum of such Company Subsidiary's statutory reserves and other similar amounts.

     5.7 Litigation. Except as disclosed in the Company SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company there are no actions, suits, proceedings, investigations or claims pending or threatened against the Company, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality (including, without limitation any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), whether federal, state, local or foreign, or before any arbitrator.

     5.8 Absence of Certain Changes. Except as set forth in Section 5.8 of the Company Disclosure Schedule and except as disclosed in the Company SEC Reports filed after December 31, 1999, since January 1, 2000, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business and there has not been: (a) any event or events that have taken place that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (b) except as required by SAP or any Applicable Law, any action taken by the Company that would require the consent of MergerCo under Section 6.1 if taken after the execution of this Agreement.

     5.9 Taxes.

          (a) Except as set forth in Section 5.9 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has filed all Tax Returns (as hereinafter defined) which the Company was required to file (after giving effect to any filing extension granted by a Governmental Entity), and has paid all Taxes (as hereinafter defined) required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Except as set forth in Section 5.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, or agreement for an exemption with any Governmental Entity.

          (b) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, payroll, withholding, estimated minimum, excise and other taxes, tariffs and governmental charges of any nature whatsoever, together with any interest, penalties or additions to tax with respect thereto.

          (c) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements and other information required to be supplied to a taxing authority in connection with Taxes, including any amendments thereof.

     5.10 Properties.

          (a) All of the real estate properties owned or leased by the Company or any of the Company Subsidiaries are set forth in Section 5.10 of the Company Disclosure Schedule. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the Company or a Company Subsidiary owns good and marketable title to each of the owned real properties identified in
     Section 5.10 of the Company Disclosure Schedule (the "Company Properties") free and clear of all liens, mortgages, hypothecations, deeds of trust, deeds to secure debt, pledges, security interests, charges, claims, levies or other encumbrances of any kind (collectively, "Liens"), other than Liens which secure indebtedness which is properly reflected in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Form 10-K"), or in a Company SEC Report filed subsequent to the filing of the Form 10-K.

          (b) The Company and the Company Subsidiaries own or lease all machinery, equipment and other tangible personal property and assets necessary for the conduct of their business as presently conducted, except where the absence of such ownership or leasehold interest would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries own good title, free and clear of all Liens, to all of the personal property and assets reflected in the Form 10-K or in a Company SEC Report filed subsequent to the filing of the Form 10-K, except for (i) assets which have been disposed of to nonaffiliated third parties in the ordinary course of business (except as set forth in Section 5.10 of the Company Disclosure Schedule) or (ii) Liens which secure indebtedness which is properly reflected in the Form 10-K or in a Company SEC Report filed subsequent to the filing of the Form 10-K.

          5.11 Environmental Matters. Except as set forth in Section 5.11 of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Company Subsidiaries are in compliance with all Applicable Laws relating to environmental matters except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no administrative or judicial enforcement proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Applicable Law relating to environmental matters.

     5.12 Employee Benefit Plans.

          (a) Section 5.12 of the Company Disclosure Schedule sets forth a list of each Company Benefit Plan (as hereinafter defined) that is maintained by the Company or an Affiliate (as hereinafter defined) on the date hereof.

          (b) Except as set forth in Section 5.12 of the Company Disclosure Schedule, to the knowledge of the Company, (i) each Company Benefit Plan (and any related trust, insurance contract or fund) complies in form and in operation in all material respects with all Applicable Laws, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code; and (ii) all contributions to, payments to be made from, or premiums owing with respect to, any Company Benefit Plan for all periods ending on or prior to the Closing Date have been paid or accrued in accordance with GAAP and are reflected in the Form 10-K or in the Company SEC Reports filed subsequent to the filing of the Form 10-K. To the knowledge of the Company, no litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Company Benefit Plan.

          (c) Neither the Company nor any Affiliate has ever maintained a Multiemployer Plan (as hereinafter defined). Except as set forth in Section
     5.12 of the Company Disclosure Schedule, the Company has complied with the health care coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B ("COBRA"), and the Company has no obligation under any Company Benefit Plan or otherwise to provide life or health insurance benefits to current or future terminated or retired employees of the Company, except as specifically provided by COBRA.

          (d) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit
     Plan) have previously been delivered or made available to MergerCo: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan, trust agreement or insurance contract, as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) if applicable, the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; and (v) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Benefit Plan.

          (e) For purposes of this Section:

               (i) "Company Benefit Plan" means (A) all employee benefit plans within the meaning of ERISA Section 3(3) maintained by the Company or any Affiliate, including without limitation multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes, and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A), above, maintained by the Company or any Affiliate, including without limitation any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors maintained by the Company or any Affiliate. In the case of a Company Benefit Plan funded through a trust or any other insurance contract each reference to such Company Benefit Plan shall include a reference to such trust, organization or insurance contract;

               (ii) An entity "maintains" a Company Benefit Plan if such entity contributes to or provides benefits under or through such Company Benefit Plan or has any obligation (by agreement or under applicable law) to contribute to, or provide benefits under, or through such Company Benefit Plan, or if such Company Benefit Plan provides benefits to, or otherwise covers, employees of such entity (or their spouses, dependents, or beneficiaries);

               (iii) An entity is an "Affiliate" of the Company for purposes of this Section 5.12 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

               (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements as defined in ERISA Section 3(37).

     5.13 Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. To the knowledge of the Company, there is no unfair labor practice or labor arbitration proceeding pending or threatened against the Company or any of the Company Subsidiaries, except for any such proceeding which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or of any of the Company Subsidiaries.

     5.14 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or MergerCo to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained A.G. Edwards & Sons, Inc. ("A.G. Edwards") to render a fairness opinion with respect to the Transactions. The Company has furnished to MergerCo complete and correct copies of all agreements between the Company and A.G. Edwards pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.

     5.15 Opinion of Financial Advisor. The Company has received the opinion of A.G. Edwards to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Old Common.

     5.16 Insurance. The Company and the Company Subsidiaries are insured by financially sound and reputable insurers, unaffiliated with the Company, with respect to their properties and the conduct of their businesses in such amounts and against such risks as are sufficient for compliance with law and as are in accordance with normal industry practice.

     5.17 Contracts and Commitments. Section 5.17 of the Company Disclosure Schedule lists each written and, to the knowledge of the Company, each oral contract, agreement, instrument, arrangement and understanding to which either the Company or any Company Subsidiary is a party, including all amendments and supplements thereto, which is material to the business operations, assets, properties, or condition (financial or otherwise) of the Company or any Company Subsidiary (collectively, the "Material Contracts" and each a "Material Contract"), including without limitation the following:

          (a) All employment, consultation, retirement, termination, sign-on, buy-out or other contracts with any present or former officer, director, trustee, employee, agent, broker or independent contractor of the Company or any Company Subsidiary (including, but not limited to, loans or advances to any such Person (as defined below) or any Affiliate of such Person) providing for annual compensation of $100,000 or more or for compensation over the term of the contract, and any renewal thereof, of $200,000 or more (including, but not limited to, base salary, bonus and incentive payments and other payments or fees, whether or not any portion thereof is deferred);

          (b) All contracts (other than, with respect to Investment Assets (as defined below), contracts containing customary restrictions on the ability to own or operate competing real property in a specified geographic area) with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant (i) limiting the ability of the Company or any Company Subsidiary to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (ii) limiting the ability of any Person to compete with or obtain products or services from the Company or any Company Subsidiary, which, in the case of any such contract described in clauses
     (i) and (ii) is, individually or together with other such contracts, reasonably likely to have a Company Material Adverse Effect;

          (c) All contracts relating to the borrowing of money in excess of $250,000 by the Company or any Company Subsidiary or the direct or indirect guarantee by the Company or any Company Subsidiary of any obligation of any Person for borrowed money or other financial obligation of any Person in excess of $250,000 (other than indebtedness in respect of Investment Assets), or any other Liability of the Company or any Company Subsidiary in respect of indebtedness for borrowed money or other financial obligation of any Person in excess of $250,000 (other than indebtedness in respect of Investment Assets), including, but not limited to, any Contract relating to or containing provisions with respect to (i) the maintenance of compensating balances that are not terminable by the Company or any Company Subsidiary without penalty upon not more than ninety (90) days' notice,
     (ii) any lines of credit or similar facilities, (iii) the payment for property, products or services of any other Person even if such property, products or services are not conveyed, delivered or rendered, or (iv) any obligation to satisfy any financial obligation or covenants, including, but not limited to, take-or-pay, keep-well, make-whole or maintenance of working capital, capital or earnings levels or financial ratios or to satisfy similar requirements;

          (d) All contracts (other than Insurance Contracts and other contracts entered into in the ordinary course of business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by the Company or any Company Subsidiary of any Person which is reasonably likely to result in a Liability to the Company or any of the Company Subsidiaries of $250,000 or more;

          (e) All leases or subleases of real property used in the conduct of the business of the Company or any Company Subsidiary and all other leases, subleases or rental or use contracts providing for annual rental payments to be paid by or on behalf of the Company or any Company Subsidiary, involving, in the case of each of the foregoing, annual payments in excess of $100,000;

          (f) All contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or future acquisition of any interest in any business enterprise, and all contracts relating to the future disposition of a material portion of the Assets of the Company or any Company Subsidiary other than in each case any Investment Asset or interest in any business enterprise or Assets to be acquired or disposed of in the ordinary course of business;

          (g) All Insurance Contracts (including, but not limited to, any contract pursuant to which the Company receives or has received surplus relief) including, with respect to each such contract, the ceding and assuming Person, the business reinsured and the amount of the Liability reinsured;

          (h) All other contracts (other than (i) Insurance Contracts, (ii) contracts relating to Investment Assets entered into in the ordinary course of business, (iii) employment contracts that are not otherwise required to be set forth in the Company Disclosure Schedule, (iv) contracts solely between the Company or any Company Subsidiary, on the one hand, and any Company Subsidiary, on the other hand, and (v) other contracts which are expressly excluded under any other subsection of this Section 5.17) that involve or are reasonably likely to involve the payment pursuant to the terms of such contracts by or to the Company or any Company Subsidiary of $200,000 or more (other than contracts with insurance agents or brokers) or the termination of which is reasonably likely to have a Company Material Adverse Effect;

          (i) All contracts or arrangements (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities) between or among the Company and any Subsidiary or Affiliate of the Company, other than those contracts disclosed in the Company SEC Reports;

          (j) All outstanding proxies (other than routine proxies in connection with annual meetings), powers of attorney or similar delegations of authority of the Company or any Company Subsidiary to an unrelated Person, other than those entered into in the ordinary course of business in connection with Investment Assets; and

          (k) All contracts the terms of which provide that the Merger will give rise to a severance Liability for the Company, any Company Subsidiary or the Surviving Company.

     Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of each of the Company and the Company Subsidiaries to the extent that it is a party thereto. Neither the Company nor any Company Subsidiary is in breach or default of any Material Contract except where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     5.18 Related Party Transactions. Except as set forth in Section 5.18 of the Company Disclosure Schedule, the Company SEC Reports set forth a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with any person who is an officer, director or affiliate of the Company or any of the Company Subsidiaries, any relative of any of the foregoing, or any entity of which any of the foregoing is an affiliate.

     5.19  Absence of  Undisclosed  Liabilities.  Except as set forth in Section
5.19 of the Company Disclosure Schedule, and except as and to the extent reflected in the Form 10-K or in a Company SEC Report filed subsequent to the filing of the Form 10- K, neither the Company nor any Company Subsidiary has, or is subject to, any liability or obligation of any nature required to be reflected in a balance sheet prepared in accordance with GAAP, whether accrued, absolute, contingent or otherwise, other than liabilities or obligations arising in the ordinary course since the date of the last such filing.

     5.20 Insurance Issued by Company Subsidiaries. Except as set forth in the Company Disclosure Schedule:

          (a) All material contracts, arrangements, treaties and agreements to which the Company or any Company Subsidiary is a party with respect to reinsurance applicable to insurance in force on the date of this Agreement, and all material contracts, arrangements, treaties and agreements under which the Company or any Company Subsidiary has any obligation to cede insurance, are valid, binding and in full force and effect in accordance with their terms. Neither the Company nor any Company Subsidiary is in material default of any such material contract, arrangement, treaty or agreement, except for any default which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect;

          (b) Each insurance policy or certificate form, as well as any related application form, written advertising material and rate or rule currently marketed by the Company or any Company Subsidiary, the use or issuance of which requires filing or approval, has been appropriately filed, and if required, approved by the insurance regulatory authorities of any state in which such policies and forms are required to be filed, except where the failure to make any such filing or receive any such approval would not be reasonably expected to have a Company Material Adverse Effect. To the
     Company's knowledge, all such policies and certificates, forms, applications, advertising materials and rates or rules are in compliance in all material respects with all Applicable Laws;

          (c) Since January 1, 1995, all claims and benefits claimed by any Person under any Insurance Contract of the Company or any Company Subsidiary have or will have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the contracts under which they arose, and such payments were not materially delinquent and were paid without fines or penalties, except for any such claims or claim for benefits of less than $100,000 for which the Company reasonably believes there is a reasonable basis to contest payment and is taking (or is preparing to take) such action;

          (d) Except as set forth in the SAP Statements referred to in Section 5.6, above, and except as provided by Applicable Law, no provision in any policy in force gives policyholders the right to receive dividends or distributions on their policies (other than accruals of interest on cash values or as claim benefits) or otherwise share in the benefits, revenue or profits of the Company or any Company Subsidiary, provided that the practice in certain instances of making dividends based upon policyholder loss experience or favorable earnings experience shall not violate the representation contained in this sentence. Except as incurred in the ordinary course of business, neither the Company nor any Company Subsidiary is liable to pay commissions upon the renewal of any insurance policy nor is it a party to any agreement providing for the collection of insurance premiums payable to the Company or any Company Subsidiary by any other Person;

          (e) The Company has made available to Parent and MergerCo a copy of all written investment policies and procedures for the Company and the Company Subsidiaries;

          (f) Except as set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is engaged in any activity that would require registration by the Company or any Company Subsidiary as an investment company, broker-dealer, investment advisor or fund administrator under any state or federal law, including the Exchange Act, the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). Neither the Company nor any Company Subsidiary maintains or manages any open-end management investment company or portfolio;

          (g) Neither the Company nor any Company Subsidiary is engaged in the business of serving as a custodian or transfer agent;

          (h) The Company has duly and validly filed or caused to be so filed all material reports, statements, documents, registrations, filings or submissions that were required by applicable Insurance Laws to be filed with respect to it and the Company Subsidiaries, except where the failure to make any such filing would not be reasonably likely to have a Company Material Adverse Effect; all such filings complied with all Applicable Laws in all material respects when filed; and no material deficiencies have been asserted with respect to any such filings which have not been satisfied in all material respects. All outstanding insurance policies, annuity contracts and assumption certificates issued by the Company or any Company Subsidiary and now in force are, to the extent required under Applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued and utilize premium rates which if required to be filed with or approved by insurance regulatory authorities have been so filed or approved, except where the failure to file or obtain the approval of such premium rates would not be reasonably likely to have a Company Material Adverse Effect, and the premiums charged conform thereto, except where the failure to conform would not have a Company Material Adverse Effect;

          (i) To the Company's knowledge, no other party to any reinsurance, coinsurance or other similar agreement with the Company or any Company Subsidiary is in default thereunder, except for such defaults that would not reasonably be expected to have a Company Material Adverse Effect;

          (j) To the Company's knowledge, (i) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for the Company or any Company Subsidiary, was duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for the Company or such Company Subsidiary, and (ii) no such insurance agent or broker violated (or with notice or lapse of time or both would have violated) any term or provision of any Applicable Law applicable to any aspect (including, but not limited to, the marketing, writing, sale or production) of the business of the Company or any Company Subsidiary.

     5.21 Cancellations. Except as set forth in the Company Disclosure Schedule, between December 31, 1999 and the date of this Agreement, no Person or group of Persons acting in concert writing, selling or producing insurance business, which in the aggregate accounted for one percent (1%) or more of the gross premium income of the Company or any Company Subsidiary for the year ended December 31, 1999, has terminated or substantially reduced, or threatened to terminate or substantially reduce, its relationship with the Company or such Company Subsidiary.

     5.22  Rating  Agencies.  Except  as  disclosed  in the  Company  Disclosure
Schedule, since December 31, 1999, none of A.M. Best and Company, Standard & Poor's Corporation or Moody's Investor Services, Inc. (collectively, the "Rating Agencies") has, other than as a result of the announcement of the Merger or the transactions contemplated hereby, (a) imposed conditions (financial or otherwise) on retaining any currently held rating assigned to the Company or any Company Subsidiary, or (b) indicated to the Company that it is considering the downgrade of any rating assigned to the Company or any Company Subsidiary.

     5.23 Investment Company. None of the Company Subsidiaries maintains any separate accounts. Neither the Company nor any Company Subsidiary conducts activities of or is otherwise deemed under applicable law to control an "investment adviser" as such term is defined in Section 2(a)(20) of the Investment Company Act, whether or not registered under the Investment Advisers Act. Neither the Company nor any Company Subsidiary is an "investment company" as defined under the Investment Company Act, and neither the Company nor any Company Subsidiary sponsors any Person that is such an investment company.

     5.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company, including without limitation any financial information, whether historical or projected, delivered or made available to Parent or MergerCo or their respective agents and representatives.

     5.25 Limitation on Parent's and MergerCo's Representations. The Company acknowledges that in entering into this Agreement it has not relied on any representations or warranties of Parent or MergerCo or on any materials given to or made available to the Company or any Company Subsidiary or any of their respective agents or representatives by Parent or MergerCo or any of their respective agents or representatives other than the representations and warranties of Parent and MergerCo, respectively, set forth in this Agreement.

     5.26 Definition of the Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means the knowledge of those individuals identified in Section 5.26 of the Company Disclosure Schedule.

     5.27 Complete Disclosure. No representation or warranty by the Company in this Agreement or the Company Disclosure Schedule contains, or will contain as of the Effective Time, any untrue statement of a material fact or omits, or will omit as of the Effective Time, a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     6.1 Conduct of Business by the Company. The Company covenants and agrees as to itself and the Company Subsidiaries that, at all times up to and including the Effective Time, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, or as otherwise expressly permitted or contemplated by this Agreement or as set forth on the Company Disclosure
Schedule:

          (a) The Company shall, and shall cause each Company Subsidiary to, conduct its business only in the ordinary course and in substantially the same manner as heretofore conducted since December 31, 1999, and the Company and each Company Subsidiary shall use all reasonable efforts to preserve intact its present business organization and preserve its regular services to, and maintain its relationships with, policyholders, insurers, reinsurers, agents, sales and distribution organizations, underwriters, investment customers, brokers, suppliers and all others having business dealings with it;

          (b) Except as contemplated by this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, make or propose to make any change in its dividend practices or policies or in its underwriting, pricing, claims, risk retention, investment, reinsurance practices or policies in any material respect; and the Company agrees that it will notify Parent and provide Parent with information in reasonable detail regarding any material transactions (excluding investment transactions in the ordinary course of business consistent with past practice, but including transactions involving the securitization of Assets of the Company or of any Company Subsidiary and transactions involving derivative securities), whether involving a purchase or sale, that it or any Company Subsidiary is seriously considering;

          (c) The Company shall not make any material change in accounting methods or practices, including without limitation any change with respect to establishment of reserves for unearned premiums, losses (including without limitation incurred but not reported losses) and loss adjustment expenses, or any change in depreciation or amortization policies or rates adopted by it, except as required by Applicable Law, GAAP or SAP;

          (d) The Company shall not, and shall not permit any Company Subsidiary to, (i) amend its charter or by-laws (unless contemplated hereby), (ii) incur any individual Liability or series of related Liabilities in excess of $200,000 other than in the ordinary course of business consistent with past practice, (iii) incur any indebtedness for money borrowed in the aggregate for the Company and the Company Subsidiaries in excess of $200,000 for any such indebtedness having a maturity of 90 days or less or $200,000 for any such indebtedness having a maturity of more than 90 days,
     (iv) agree to any merger, consolidation, demutualization, acquisition, redomestication, sale of all or a substantial portion of its Assets, bulk or assumption reinsurance arrangement or other similar reorganization, arrangement or business combination, other than a Superior Acquisition Proposal as permitted herein, (v) prior to notifying Parent, enter into any material partnership, joint venture or profit sharing contract, other than contracts with insurance agents in the ordinary course of business consistent with past practices, (vi) enter into any contract limiting the ability of the Company or of any Company Subsidiary to engage in any business, to compete with any Person, to do business with any Person or in any location or to employ any Person, (vii) enter into any contract relating to the direct or indirect guarantee of any obligation of any Person in respect of indebtedness for borrowed money or other financial obligation of any Person other than in the ordinary course of business consistent with past practice, (viii) enter into any contract that is reasonably likely to materially and adversely affect the consummation of the transactions contemplated hereby, (ix) violate any of its covenants under the Pooling Agreement (as defined below), or (x) modify any contract with respect to the subject of any of the foregoing clauses;

          (e) The Company shall not, nor shall it permit any Company Subsidiary to, issue or sell any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or to receive any payment based on the value of, the capital stock of or other equity interests in or any securities convertible into shares of any capital stock of or other equity interests in the Company or any Company Subsidiary;

          (f) Except (x) as set forth in the Company Disclosure Schedule, (y) in the ordinary course of business consistent with past practice, or (z) as required by the terms of agreements or plans already in effect or Applicable Law, the Company shall not, and shall not permit any Company Subsidiary to (i) adopt or implement, or commit to adopt or implement, or materially amend, any collective bargaining, compensation, employment, consulting, pension, profit sharing, bonus, incentive, group insurance, termination, retirement or other employee benefit contract, plan or policy,
     (ii) enter into or materially amend any severance contract, (iii) increase in any manner the compensation of, or enter into any contract relating to the borrowing of money by, its directors, officers or other employees, except pursuant to the terms of agreements or plans as currently in effect provided that in no event shall any such individual increase in annual compensation exceed $100,000 per year, (iv) increase by more than 5% the aggregate number of its employees, (v) pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of any existing plan, agreement or arrangement to any director, officer or other employee, whether past or present, (vi) voluntarily recognize, or involuntarily become subject to, any labor organization or any other Person as a collective bargaining representative of one or more bargaining units comprising a material number of employees, or (vii) other than obligations that arise by operation of law or under the by-laws of a party as they exist on the date of this Agreement, or as contemplated by this Agreement, enter into, adopt or increase any indemnification or hold harmless arrangements with any directors, officers or other employees or agents of such party or any of its Subsidiaries or any other Person;

          (g) Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, make any capital expenditures or expenditures or commitments for expenditures for the purchase or lease of any products or services or group of products or services (other than with respect to Investment Assets) which in one or a series of related transactions exceed $100,000 or which in the aggregate for the Company and the Company Subsidiaries taken as a whole exceed $200,000, except for expenditures relating to this Agreement and the consummation of the transactions contemplated hereby, and expenditures required to be made pursuant to existing contracts to which the Company or any Company Subsidiary is a party;

          (h) Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, waive any rights with a value in excess of $100,000 or any other rights which are material to any contract or make any payment, direct or indirect, of any Liability in excess of $100,000 before the same comes due in accordance with its terms, in each case, including, but not limited to, any provision of any Insurance Contract to permit a cash-out thereof;

          (i) The Company shall not, and shall not permit any Company Subsidiary to, other than pursuant to the operation of separate accounts in the ordinary course of business, consistent with existing strategies, (i) sell, lease, mortgage, encumber or otherwise grant any interest in or dispose of any of its Assets which, individually or in the aggregate, are material to the financial condition of the Company, any Company Subsidiary, or the Company and the Company Subsidiaries taken as a whole, and, in addition, in the case of Liens, for Permitted Liens (as defined below) and Liens not individually in excess of $100,000 and not aggregating in excess of $200,000 or (ii) restructure, amend, modify or otherwise affect any Investment Asset or any contract relating thereto which is material to the financial condition of the Company, any Company Subsidiary, or the Company and the Company Subsidiaries taken as a whole, and, in either case described in clauses (i) and (ii), only in accordance with the statement of investment policy set forth in the Company Disclosure Schedule; and the Company shall furnish to Parent a monthly report, in detail reasonably acceptable to Parent, of all such transactions or other changes (other than changes in market values or ordinary course changes such as interest payments, maturities, etc.) affecting Investment Assets of the Company or any Company Subsidiary which took place since the last such report;

          (j) The Company agrees that it shall not, nor shall it permit any Company Subsidiary to, other than pursuant to the operation of separate accounts involved in real estate in the ordinary course, consistent with existing strategies, make any equity real estate investments (other than through restructuring or foreclosure or pursuant to commitments existing at the date hereof or to protect the value of existing investments in the exercise of reasonable business judgment) and that neither the Company nor any Company Subsidiary shall take any action, other than in the exercise of reasonable business judgment and following discussion with Parent, which results, individually or in the aggregate, in (i) the realization of any gross capital loss or losses in an amount of $250,000 or more or (ii) an adverse impact on the surplus of the Company or of an Company Subsidiary in an amount of $250,000 or more;

          (k) Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, enter into any material contract or amend or waive any material provision of any material contract which would involve the payment by the Company or any Company Subsidiary of $200,000 or more;

          (l) Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, settle or compromise any claim in any action, proceeding or investigation which could result in an expenditure for the Company and the Company Subsidiaries in excess of $200,000;

          (m) The Company shall not, and shall not permit any Company Subsidiary to, purchase or otherwise acquire, except pursuant to a contract in effect on the date of this Agreement, (i) any controlling equity interest in any Person (other than Investment Assets), (ii) any non-publicly traded securities in excess of $1,000,000 per transaction or $1,000,000 per issuer or credit, (iii) any investments in fixed income securities rated in NAIC (as defined below) Class 4, 5 or 6, non-publicly traded equity securities or Assets required to be shown on Schedule BA of a Person's Annual Statement in excess of $250,000 per transaction or $250,000 per issuer or credit, or (iv) any real property or mortgage investments except in the ordinary course of managing the existing portfolio of real property and mortgage investments, including foreclosing purchase money mortgages, extensions and refinancings;

          (n) The Company shall not, and shall not permit any Company Subsidiary to, enter into any new, or materially amend or terminate any existing, reinsurance contracts or arrangements, except in accordance with existing reinsurance agreements or in the ordinary course of business and consistent with past practice;

          (o) The Company shall, and shall cause each Company Subsidiary to, maintain uninterrupted its existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies if such coverage is available, except for insurance coverage the failure to so keep would not have a Company Material Adverse Effect;

          (p) The Company shall deliver to Parent as promptly as practicable after the filing thereof with applicable regulatory authorities, unaudited or audited, as the case may be, SAP Statements filed by or on behalf of the Company or any Company Subsidiary after the date hereof;

          (q) The Company shall not, nor shall the Company permit any Company Subsidiary to, take any actions that would be reasonably likely to adversely affect the status of the Merger as a reorganization under Section 368 of the Code;

          (r) Neither the Company nor any Company Subsidiary shall (i) make or rescind any material express or deemed election relating to Taxes, (ii) make a request for a tax ruling or enter into a Tax Ruling (as defined below), settlement or compromise with respect to any material Tax matter, or (iii) with respect to any material Tax matter, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1999, except as may be required by Applicable Law;

          (s) Other than in the ordinary course of business and consistent with past practice, neither the Company nor any Company Subsidiary shall declare, set aside or pay any dividends or distributions (whether in cash, stock or property) in respect of any capital stock of the Company or any Company Subsidiary or redeem, purchase or otherwise acquire any of the capital stock of the Company or any Company Subsidiary; and

          (t) Neither the Company nor any Company Subsidiary shall agree, in writing or otherwise, to take any of the actions prohibited by the foregoing clauses (a) through (s).

     6.2 Tax Treatment. The Parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code; each Party and its Affiliates shall use its best efforts to cause the Merger so to qualify. Each of the Parties agrees that neither it nor any of its Affiliates shall take any action, including any transfer or other disposition of assets or any interest in the Company after the Closing, that would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. Parent shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and any comparable state or local tax statute.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     7.1 Shareholders Meeting.

          (a) Unless (i) the Company has received an Acquisition Proposal (as hereinafter defined) that was unsolicited and did not otherwise result from a breach of Section 7.5(a) herein and (ii) the Company Board determines that such Acquisition Proposal is reasonably likely to lead to a Superior Acquisition Proposal (as hereinafter defined), then the Company, acting through the Company Board, shall, in accordance with applicable law:

               (A) Duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Transactions; and

               (B)  Together  with  MergerCo  prepare  and  file  with the SEC a preliminary proxy statement relating to this Agreement and the Transactions, and use its reasonable efforts to (1) obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the "Proxy Statement") and, after consultation with MergerCo, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its shareholders, and (2) obtain the necessary approval of this Agreement and the Transactions by its shareholders; and (3) include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of this Agreement and the Transactions.

          (b) MergerCo and Parent shall furnish all information about themselves, their business and operations and their owners and all financial information to the Company as may be reasonably necessary in connection with the preparation of the Proxy Statement. The Company shall give Parent and MergerCo and their counsel the opportunity to review, prior to their being filed with, or sent to the SEC, (i) the Proxy Statement and
     (ii) all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments. Each of the Company, on the one hand, and MergerCo, on the other hand, agrees to correct promptly any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case, to the extent required by applicable Securities Laws. The Company shall notify MergerCo of the receipt of any comments of the SEC with respect to the preliminary proxy statement.

          (c) None of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the Proxy Statement, or (ii) the Other Filings (as hereinafter defined) will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to shareholders and at the time of any meeting of shareholders to be held in connection with the Merger, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The
     Company makes no representation, warranty or covenant with respect to information concerning MergerCo or Parent or their affiliates included in the Proxy Statement or information supplied by MergerCo or Parent or their affiliates for inclusion in the Proxy Statement.

          (d) None of the information supplied by MergerCo or Parent or their affiliates specifically for inclusion or incorporation by reference in (i) the Proxy Statement, or (ii) the Other Filings, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to shareholders and at the time of any meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to MergerCo or Parent or their affiliates or other information supplied by MergerCo or Parent or their affiliates for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. MergerCo and Parent make no representations, warranties or covenants with respect to information concerning the Company included in the Proxy Statement or information supplied by the Company for inclusion in the Proxy Statement.

     7.2 Other Filings. As promptly as practicable, each of the Company and MergerCo shall prepare and file any other filings required under the Exchange Act or any other federal or state law relating to the Merger and the Transactions (including filings, if any, required under the HSR Act) (collectively, the "Other Filings"). Each of the Company and MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. Each of the Company and MergerCo shall use its reasonable best efforts to obtain and furnish the information required to be included in any of the Other Filings. MergerCo hereby covenants and agrees to use its commercially reasonable best efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of the Federal Trade Commission (the "FTC") or any other Governmental Entity required for consummation of the Transactions.

     7.3 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable best efforts (a) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions or authorizations by or from any public or private third party, including without limitation any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which MergerCo, the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, (b) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, (c) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, (d) to effect all necessary registrations and Other Filings, including without limitation filings under the HSR Act, if any, and submissions of information requested by any Governmental Entity and (e) to execute and deliver any additional instruments necessary to consummate the Transactions and to carry out fully the purposes of this Agreement. The Company will use its reasonable best efforts to ensure that the conditions set forth in Sections 8.1 and 8.3 hereof are satisfied, insofar as such matters are within the control of the Company, and MergerCo and Parent will use their reasonable best efforts to ensure that the conditions set forth in Sections 8.1 and 8.2 hereof are satisfied, insofar as such matters are within the control of MergerCo and Parent.

     7.4 Fees and Expenses. Except as set forth in Section 9.2 hereof, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

     7.5 No Solicitations.

          (a) The Company represents and warrants that it has terminated any discussions or negotiations relating to, or that could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined). Except as explicitly permitted hereunder, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or (iii) enter into any agreements, definitive or otherwise, regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of this Agreement by the shareholders of the Company, if the Company receives an Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.5(a), the Company may furnish non-public information with respect to the Company and the Company Subsidiaries to the person who made such Acquisition Proposal and may participate in discussions and negotiations regarding such
     Acquisition Proposal if the Company Board determines (A) based on the advice of legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, and (B) that such Acquisition Proposal is reasonably likely to lead to a Superior Acquisition Proposal (as defined below).

          (b) At any time prior to the approval of this Agreement by the shareholders of the Company, the Company Board shall not (i) withdraw or modify in a manner adverse to MergerCo its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal to its shareholders or (iii) cause the Company to enter into any agreement with respect to an Acquisition Proposal, unless in any such case the Company Board shall have determined in good faith, based on the advice of legal counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law and, in the case of clause (iii) above, the Company shall have complied with the provisions of Section 9.1(c)(i) hereof.

          (c) As used in this Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 25% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the votes associated with the outstanding securities of the Company, (iv) tender or exchange offer in which (A) any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of or (B) any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the outstanding shares of Old Common, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the Transactions. The term "Superior Acquisition Proposal" shall mean an Acquisition Proposal that the Company Board determines based on the advice of its financial advisors is more favorable to the shareholders of the Company than the Transactions (taking into account all the terms and conditions of such Acquisition Proposal and the Transactions, including without limitation the price, any conditions to consummation, and the likelihood of such Superior Acquisition Proposal and the Transactions being consummated).

          (d) The Company shall advise MergerCo promptly (but in any event within 48 hours) in writing of (i) the receipt of any inquiry, indication of interest or proposal relating to an Acquisition Proposal, (ii) the status of any material developments in the negotiations with respect thereto and (iii) the taking of any action referred to in Section 7.5(a) or
     (b).

          (e) Nothing in this Section 7.5 shall (i) permit the Company to terminate this Agreement other than pursuant to Article IX hereof or (ii) affect any other obligation of the Company under this Agreement.

     7.6 Officers' and Directors' Indemnification.

          (a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company and of the Company Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts that are paid in settlement with the approval of the Company or the Surviving Corporation, as the case may be (the "Indemnifying Party") of, or in connection with, any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to, the fact that such person is or was a director or officer of the Company or any of the Company Subsidiaries, whether pertaining to any matter existing at or prior to the Effective Time and whether asserted or claimed prior to, at the time of, or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under the IBCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits broader rights than such law permitted prior to such amendment, and only to the extent such amendment is not retroactively applicable) to indemnify its own directors or officers, as the case may be. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Party may retain counsel satisfactory to it and the Surviving Corporation, and the Company or the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received and otherwise advance to such Indemnified Party upon request for reimbursement of documented expenses incurred, in either case to the fullest extent and in the manner permitted by the IBCL; and (ii) the Company or the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or, after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve such Indemnifying Party from any liability which it may have under this Section
     7.6 except to the extent such failure materially prejudices such Indemnifying Party), and shall to the extent required by the IBCL deliver to the Company (or, after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 23-1-37-10(a) of the IBCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more of the Indemnified Parties. The Company and MergerCo agree that all rights to indemnification, including provisions relating to advances or expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. This Section 7.6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of MergerCo, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.6.

          (b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement ("Reporting Tail Coverage") under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by the Company.

     7.7 Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to Parent and MergerCo and to the officers, employees and agents of Parent and MergerCo, respectively, complete access at all reasonable times and upon reasonable advance notice (which notice shall not be required to be in writing) to such officers, employees, agents, properties, books, records and contracts, and shall furnish Parent and MergerCo such financial, operating and other data and information as Parent and MergerCo may reasonably request. Parent and MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain agreement between the Company and Parent dated October 6, 2000 (the "Confidentiality Agreement"). MergerCo hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement with the same force and effect as if it had executed the Confidentiality Agreement as Parent, and the Company is an intended third party beneficiary of the obligations of MergerCo arising thereunder. At the Effective Time, the Confidentiality Agreement shall terminate.

     7.8 Public Announcements. The Company and MergerCo shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law if it has (i) used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner and (ii) faxed a copy of such press release or public statement to such other party at a reasonable time prior to issuing such release or making such statement. In this regard, the parties agree that the initial press release to be issued with respect to the Merger will be in a form agreed to by the parties hereto prior to the execution of this Agreement.

     7.9 Notification of Certain Matters. Each party shall give prompt written notice to the other of the receipt of any notice or other communication from any Governmental Entity in connection with the Transactions.

     7.10 Post-Merger Operations. Following the Effective Time:

          (a) Parent shall establish and maintain for three years following the Effective Time an Advisory Board, which shall be principally concerned with transition and operational integration issues arising as a result of the Merger, which shall meet upon the call of the chairman of Parent, and which shall consist of Douglas W. Huemme, Martha D. Lamkin, G. Benjamin Lance, Jr., Joseph D. Barnette, Jr., Thomas H. Sams, James D. Price, Sarah W. Rowland, David M. Kirr, and John T. Hackett, each of whom shall serve for three years after the Effective Time and be paid by Parent a fee of $5,000 per year, and Norma J. Oman and Ramon L. Humke, each of whom shall serve for three years after the Effective Time;

          (b) Parent agrees that the 11 (eleven) Termination Benefits Agreements currently in force between the Company or the Company Subsidiaries and certain executives of the Company or the Company Subsidiaries (each, a "Termination Benefit Agreement") shall continue in full force and effect, except that, with respect to any Termination Benefit Agreement, the termination benefit provided therein shall be paid to the executive who is a party to such Termination Benefit Agreement if such executive's employment with the employer named in such Termination Benefit Agreement is terminated (i) for any reason (other than retirement, disability, or death) during the two-year period beginning on the Effective Time and continuing through and including the second anniversary thereof, or (ii) for Good Reason (as defined below) during the one-year period beginning on the day after the second anniversary of the Effective Time and continuing through and including the third anniversary of the Effective Time.

          (c) The Meridian name shall continue to be used by the Surviving Corporation and the Company Subsidiaries with respect to operations within the State of Indiana in a manner which is consistent with the manner in which such name has been used by the Company and the Company Subsidiaries with respect to operations within the State of Indiana prior to the date hereof, and, with respect to operations outside the State of Indiana (and particularly in states in which both the Company and the Company Subsidiaries on one hand, and Parent and its Affiliates on the other hand, have a solid presence), the Parties will consider use of the Meridian name on a case-by-case basis taking into account commercially reasonable factors;

          (d) The Company office building in Indianapolis will become a regional office for Parent and its Affiliates, handling not only the existing books of business of the Company Subsidiaries but also the business of Parent and its Affiliates in Indiana and Illinois after consummation of the transactions contemplated by the Mutual Company Agreement, and the Parties will jointly develop a business plan with respect to operations in states in which both the Company and the Company Subsidiaries on one hand, and Parent and its Affiliates on the other hand, have a solid presence;

          (e) Parent shall not terminate, nor shall Parent permit or cause any of its Affiliates to terminate, as a result of the Merger or the Transactions, the employment of any person who, as of the Effective Time, is an employee of the Company or any Company Subsidiary (a "Current Company Employee");

          (f) Current Company Employees shall be offered employee benefits as follows: (i) to the extent that, in the ordinary course of business consistent with past practices, the Company and the Company Subsidiaries, as of the Effective Time, are providing Current Company Employees with an employee benefits package (the "Current Company Benefits Package") which, in the reasonable discretion of Parent, is broader than, or otherwise provides benefits which are better than, the employee benefits package offered by Parent and its Affiliates to their similarly situated employees, such broader or better employee benefits package will continue to be made available to Current Company Employees through December 31, 2002, and (ii) thereafter, Current Company Employees shall be offered an employee benefits package which is, in the aggregate, substantially equivalent to the Current Company Benefits Package; and

          (g) Over a commercially reasonable period of time, to the extent commercially reasonable, investments, data processing, and similar "back office" activities of the Company and the Company Subsidiaries will be consolidated with the similar activities and operations of Parent and its Affiliates in Parent's Columbus, Ohio office; provided that:

               (i) if any such consolidation would result in (A) with the consent of a Current Company Employee, such Current Company Employee's transfer from the Surviving Corporation's Indianapolis, Indiana office to Parent's Columbus, Ohio office, and such Current Company Employee does not consent to such transfer, or (B) the elimination of such Current Company Employee's job in the Surviving Corporation's Indianapolis, Indiana office, then Parent shall have the right to require such Current Company Employee to accept a different job in the Surviving Corporation's Indianapolis, Indiana office; and

               (ii)  if such  different  job  would  have a  lower  base  annual compensation than the Current Company Employee's base annual compensation immediately prior to the job change, then (A) for a period of two years from the date such Current Company Employee begins such different job, such Current Company Employee's base annual compensation shall be at least as much as the base annual compensation of the job held by such Current Company Employee immediately prior to beginning such different job, and (B) after such two-year period, such Current Company Employee's base annual compensation shall be at the top of the range for the classification of Surviving Corporation jobs within which such different job falls.

          (h) Parent shall maintain a comparable level of involvement in the Indianapolis community as has been maintained by the Company and its Subsidiaries prior to the Effective Time, including without limitation providing comparable financial and volunteer support.

     7.11 Meridian Citizens Mutual Insurance Company. The Company shall take, or cause to be taken, all actions necessary to cause the directors of Meridian Citizens Mutual Insurance Company, a Minnesota mutual insurance company and an affiliate of the Company ("Meridian Minnesota"), immediately prior to the Effective Time to be replaced, as of the Effective Time, with those persons designated by State Auto.


                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

     8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

          (a) Shareholder Approval. This Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the shareholders of the Company to the extent required by the IBCL and the Articles of Incorporation.

          (b) Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Other Regulatory Approvals. Any consent, authorization, order or approval of (or filing or registration with) any Governmental Entity required to be made or obtained by the Company or any of the Company Subsidiaries or MergerCo, as the case may be, or their respective affiliates, in connection with the execution, delivery and performance of the Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a MergerCo Material Adverse Effect, as the case may be, or would not, individually or in the aggregate, materially impair or significantly delay the ability of the Company and MergerCo to consummate the Merger.

          (d) Other Consents. All consents and approvals by third parties (other than Governmental Entities) (i) that are identified as conditions to closing in Section 8.1(d) of the Company Disclosure Schedule, and (ii) that are required in order to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any instrument, contract, lease, license or other agreement, where such breach, default, termination or change would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, will have been obtained on terms and conditions reasonably satisfactory to MergerCo.

          (e) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Entity (an "Injunction"), nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of any of the Transactions, including the Merger; provided, however, that prior to invoking this condition, each party shall use its reasonable best efforts to have any such Injunction vacated.

          (f) Merger of Mutuals. All of the conditions precedent to the merger of Meridian Mutual and Parent shall have been satisfied or waived and Meridian Mutual and Parent shall be prepared to consummate such merger. The Parties intend that the merger of Meridian Mutual and Parent shall be consummated immediately prior to the Effective Time.

     8.2 Conditions to Obligations of MergerCo and Parent. The obligations of MergerCo and Parent to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

          (b) Performance and Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement, including without limitation the covenants contained in Articles 6 and 7 hereof, in all material respects.

          (c) Material Adverse Change. There shall not have occurred any change or changes concerning the Company and the Company Subsidiaries taken as a whole which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d) Opinions. Parent and MergerCo shall have received a legal opinion from Ice Miller and a tax opinion from Ernst & Young LLP, each in a form reasonably acceptable to Parent and containing terms and conditions which are customary for transactions of the type contemplated by this Agreement.

     Notwithstanding any language to the contrary in this Agreement, none of the initiation, threat or existence of any legal action of any kind with respect to this Agreement or the Transactions, including the Merger, including without limitation any action initiated, threatened, or maintained by any shareholder of the Company, whether alleging claims under any Securities Laws or state securities laws, contract or tort claims, claims for breach of fiduciary duty, or otherwise, will constitute a failure of the conditions set forth in Section
8.1, Section 8.2, or Section 8.3 of this Agreement unless that action has resulted in the granting of an Injunction that prevents the consummation of the Merger or otherwise prevents or prohibits the consummation of any of the Transactions, and such Injunction has not been dissolved or vacated.

     8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. Those representations and warranties of MergerCo and Parent set forth in this Agreement which are qualified by materiality or a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or words of similar effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations shall be true and correct as of such date), and those representations and warranties of MergerCo and Parent set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

          (b) Performance of Obligations of MergerCo and Parent. MergerCo and Parent shall have performed all obligations required to be performed by them under this Agreement, including without limitation the covenants contained in Articles 6 and 7 hereof, in all material respects.

          (c) Material Adverse Change. There shall not have occurred any change or changes concerning MergerCo and Parent taken as a whole which would, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

          (d) Opinions. The Company shall have received a legal opinion from Baker & Hostetler LLP in a form reasonably acceptable to the Company and containing terms and conditions which are customary for transactions of the type contemplated by this Agreement.

     8.4 Frustration of Closing Conditions. Neither the Company, on one hand, nor Parent and MergerCo, on the other, may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such Party's failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after shareholder approval thereof:

          (a) by the mutual written consent of MergerCo and the Company;

          (b) by either of the Company or MergerCo:

                    (i) if the  shareholders  of the Company shall have voted on this Agreement and the Merger and the votes shall not have been sufficient to satisfy the condition set forth in Section 8.1(a); or

                    (ii) if any Governmental Entity shall have issued an Injunction or taken any other action (which Injunction or other action the parties shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger, and such Injunction shall have become final and non-appealable; or

                    (iii) if,  without any  material  breach by the  terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before July 1, 2001; or

                    (iv) if the Mutual Company Agreement shall have been terminated for any reason; provided that:

                         (A) if the Mutual  Company  Agreement was terminated by
                    Meridian Mutual as a result of a breach by Parent of the Mutual Company Agreement, only the Company, and not either Parent or MergerCo, shall have the right to terminate this Agreement under this Section 9.1(b)(iv), and if such breach of the Mutual Company Agreement by Parent was willful, such breach shall constitute a willful breach of this Agreement by Parent; and

                         (B) if the Mutual  Company  Agreement was terminated by
                    Parent as a result of a breach by Meridian Mutual of the Mutual Company Agreement, only Parent and MergerCo, and not the Company, shall have the right to terminate this Agreement under this Section 9.1(b)(iv), and if such breach of the Mutual Company Agreement by Meridian Mutual was willful, such breach shall constitute a willful breach of this Agreement by the Company;

          (c)  by the Company:

                         (i) in  connection  with  entering  into  a  definitive
                    agreement to effect a Superior Acquisition Proposal in accordance with Section 7.5 hereof; provided, however, that prior to terminating this Agreement pursuant to this Section 9.1(c)(i), (A) the Company shall have paid the Break-Up Fee and MergerCo Expenses (as those terms are hereinafter defined) as set forth in Section 9.2(b), and (B) the Company shall have provided MergerCo with five days' prior written notice of the Company's decision so to terminate. Such notice shall indicate in reasonable detail the terms and conditions of such Superior Acquisition Proposal, including without limitation the amount and form of the proposed consideration and whether such Superior Acquisition Proposal is subject to any material conditions; or

                         (ii) if MergerCo or Parent  shall have  breached in any
                    material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, including without limitation 1.1 hereof (except where such representations, warranties, covenants or other agreements are qualified by materiality or MergerCo Material Adverse Effect or Parent Material Adverse Effect, in which case MergerCo's or Parent's breach, as the case may be, shall not be qualified as to materiality), which breach cannot be or has not been cured within 15 days after the giving of written notice to MergerCo or Parent; or

          (d)  by MergerCo:

                         (i) if the Company  shall have breached in any material
                    respect any of its representations, warranties, covenants or other agreements contained in this Agreement, including without limitation 1.1 hereof (except where such representations, warranties, covenants or other agreements are qualified by materiality or Company Material Adverse Effect, in which case the Company's breach shall not be qualified as to materiality), which breach cannot be or has not been cured within 15 days after the giving of written notice to the Company; or

                         (ii) if (A) the Company enters into a definitive agreement to effect a Superior Acquisition Proposal, or (B) the Company Board withdraws or modifies in a manner adverse to MergerCo its approval or recommendation of this Agreement or the Merger to the shareholders of the Company.

     9.2 Effect of Termination.

          (a) Subject to the provisions of this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its affiliates, trustees, directors, officers or shareholders and all rights and obligations of any party shall cease except for the agreements contained in Section 7.4 and Article IX.

          (b) If the Company terminates this Agreement pursuant to Section 9.1(c)(i) or MergerCo terminates this Agreement pursuant to Section 9.1(d)(ii), then the Company shall pay to MergerCo an amount in cash equal to the Break-Up Fee. For purposes of this Agreement, the "Break-Up Fee" shall be an amount equal to $25,000,000.

          (c) If MergerCo terminates this Agreement pursuant to Section 9.1(d)(i), and the breach by the Company was willful, then the Company shall pay to MergerCo an amount in cash equal to $10,000,000 (the "MergerCo Liquidated Damages").

          (d) If MergerCo terminates this Agreement pursuant to Section 9.1(d)(i), but the breach by the Company was not willful, then the Company shall pay to MergerCo an amount in cash equal to the MergerCo Expenses. For purposes of this Agreement, "MergerCo Expenses" shall mean an amount equal to Parent's and MergerCo's out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions, including without limitation reasonable fees and disbursements of its outside legal counsel, accountants and other consultants retained by or on behalf of Parent and MergerCo together with the other out-of-pocket costs incurred by Parent or MergerCo in connection with analyzing and structuring the Transactions, negotiating the terms and conditions of this Agreement and any other agreements or other documents relating to the Transactions, arranging financing (including without limitation commitment fees), and conducting due diligence and other activities related to this Agreement and the Transactions.

          (e) If the Company terminates this Agreement pursuant to Section 9.1(c)(ii), and the breach by MergerCo or Parent was willful, then Parent shall pay to the Company an amount in cash equal to $25,000,000 (the "Company Liquidated Damages").

          (f) If the Company terminates this Agreement pursuant to Section 9.1(c)(ii), but the breach by MergerCo or Parent was not willful, then Parent shall pay to the Company an amount in cash equal to the Company Expenses. For purposes of this Agreement, the "Company Expenses" shall mean an amount equal to the Company's out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions, including without limitation fees and disbursements of its outside legal counsel, accountants and other consultants retained by or on behalf of the Company together with the other out-of-pocket costs incurred by the Company in connection with analyzing and structuring the Transactions, negotiating the terms and conditions of this Agreement and any other agreements or other documents relating to the Transactions, arranging financing (including without limitation commitment fees), and conducting due diligence and other activities related to this Agreement and the Transactions.

          (g) If (i) either MergerCo or the Company terminates this Agreement pursuant to Section 9.1(b)(iv), and (ii) the Mutual Company Agreement was terminated by Meridian Mutual pursuant to Section 8.1(g)(ii) thereof, and
     (iii) the fairness opinion delivered pursuant to Section 6.13 of the Mutual Company Agreement provided that the exchange of membership interests pursuant to the Merger (as defined in the Mutual Company Agreement) was fair from a financial point of view to the policyholders of Meridian Mutual, taken as a group, as of that time, then the Company shall pay to MergerCo an amount in cash equal to the MergerCo Liquidated Damages. In addition, if within 12 months following any such termination of this Agreement as described in the first sentence of this Section 9.2(g), the Company or any Company Subsidiary accepts a written offer for or otherwise enters into an Acquisition Proposal (other than with Parent or any Affiliate of Parent), then, upon consummation of such Acquisition Proposal, the Company shall pay to MergerCo an additional amount in cash equal to the Break-Up Fee minus the MergerCo Liquidated Damages previously paid pursuant to this subsection.

          (h) If (i) either MergerCo or the Company terminates this Agreement pursuant to Section 9.1(b)(iv), and (ii) the Mutual Company Agreement was terminated by Parent pursuant to Section 8.1(h)(ii) thereof, then Parent shall pay to the Company an amount in cash equal to the Company Liquidated Damages.

          (i) Except as provided in Section 9.1(c)(i) hereof, any payment required by this Section 9.2 shall be due and payable within five business days after the date of termination by wire transfer of immediately available funds to an account designated by the payee. In the event that either the Company fails to pay the Break-Up Fee (if payable), the MergerCo Liquidated Damages (if payable), or the MergerCo Expenses (if payable) when due or Parent fails to pay the Company Liquidated Damages (if payable) or the Company Expenses (if payable) when due, the terms "Break-Up Fee" or "MergerCo Liquidated Damages" or "Company Liquidated Damages" or "MergerCo Expenses" or "Company Expenses," as applicable, shall be deemed to include
     (i) interest on such unpaid amount commencing on the date such amount becomes due, at a rate per annum equal to the rate of interest publicly announced by Bank One, N.A. from time to time, in Chicago, Illinois, as such bank's Prime Rate, and (ii) any and all costs and expenses (including without limitation, attorneys' fees and disbursements) incurred by MergerCo or the Company, as applicable, in enforcing its rights under this Section 9.2(i). The payments made by the Company to MergerCo, or by Parent to the Company, as set forth in Section 9.2 shall represent the sole and exclusive remedy at law or in equity to which MergerCo or the Company, as applicable, and their respective officers, directors, representatives and affiliates shall be entitled in the event this Agreement is terminated. Such payments shall be made without duplication, and, accordingly, neither MergerCo nor the Company shall be entitled to payments under Section 9.2 in more than one instance.

                                    ARTICLE X
                               GENERAL PROVISIONS

     10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

          (a)  if to Parent or MergerCo:

               State Auto Insurance Companies
               518 East Broad Street
               Columbus, Ohio  43215
               Attention:  John R. Lowther, Esq.
               Facsimile: (614) 719-0173

               with a copy to:

               Baker & Hostetler LLP
               65 East State Street, Suite 2100
               Columbus, Ohio  43215
               Attention:  Charles H. Hire, Esq.
               Facsimile: (614) 462-2616

          (b)  if to the Company:

               Meridian Insurance Group, Inc.
               2955 North Meridian Street
               Indianapolis, Indiana  43206
               Attention: President
                Facsimile: (317) 931-7119

                with a copy to:

               Ice Miller
               One American Square
               Box 82001
               Indianapolis, Indiana  46282-0002
               Attention: Stephen J. Hackman, Esq.
               Facsimile: (317) 236-2219

               And a copy to:

               Henderson Daily Withrow & DeVoe
               One Indiana Square, Suite 2600
               Indianapolis, Indiana 46204
               Attention:  O. Wayne Davis, Esq.
               Facsimile: (317) 639-0191

     10.2 Interpretation. When a reference is made in this Agreement to a subsidiary or subsidiaries of MergerCo or the Company, the word "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by MergerCo or the Company, as the case may be; provided that Meridian Minnesota shall be deemed to be a Company Subsidiary for purposes of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Sections 7.4, 7.6, 7.7 (except as provided therein), 7.10, 9.2, 10.7 and this Section 10.3, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either MergerCo, Parent, or the Company or any of their respective officers, directors or shareholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party, express or implied.

     10.4 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule, and the Exhibits hereto, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) subject to Section 10.5, shall be binding upon and inure to the benefits of the parties and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder, and (c) may be executed in two or more counterparts which together shall constitute a single agreement. Section 7.6 is intended to be for the benefit of those persons described therein, and the covenants contained therein may be enforced by such persons. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Agreed Court (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties.

     10.5 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties.

     10.6 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     10.7 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its rules of conflict of laws. Each of the parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the States of Ohio or Indiana and of the United States located in the States of Ohio or Indiana (the "Agreed Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Agreed Courts and agrees not to plead or claim in any Agreed Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the States of Ohio or Indiana, to appoint and maintain an agent in the State of Ohio or Indiana, as applicable, as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Ohio or Indiana, as applicable. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Ohio, Parent and MergerCo hereby appoint John R. Lowther, Esq., at the address set forth in 10(a), above, for Parent, as their agent, and the Company hereby appoints CT Corporation System, 1300 East 9th Street, Cleveland, Ohio 44114, as its agent. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Indiana, Parent and MergerCo hereby appoint CT Corporation System, 36 South Pennsylvania Street, Suite 700, Indianapolis, Indiana 46204, as their agent, and the Company hereby appoints Stephen J. Hackman, Esq., at the address set forth in 10(a), above, for Ice Miller, as its agent.

     10.8 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of Section 23- 1-40-1 of the IBCL and any applicable provision of the Articles of Incorporation, the terms of this Agreement, and (b) this Agreement is executed by the parties.

     10.9 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, or committees thereof, as the case may be, may, to the extent legally allowed:
(a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant; and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

     10.10 Amendment. This Agreement may be amended by the parties by an instrument in writing signed on behalf of each of the parties at any time before the Effective Time; provided, however, that after this Agreement is approved by the Company's shareholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the shareholders of the Company.

     10.11 Additional Definitions. When used in this Agreement, the following words or phrases have the following meanings:

          (a) "Annual Statements" shall mean, with respect to any Person, the annual statements of such Person filed with or submitted to the insurance regulatory body in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such regulatory body.

          (b) "Assets" shall mean, as to a Person, all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, and choses in action thereunto belonging, including, but not limited to, Environmental Permits (as defined below), Investment Assets, Intellectual Property (as defined below), Licenses, privileges and all other assets whatsoever, tangible or intangible, of such Person.

          (c) "Computer Software" shall mean any and all computer software consisting of sets of statements or instructions to be used, directly or indirectly, in a computer, including, but not limited to, the following:
     (i) all source code, object code and natural language code therefor and all component modules thereof, (ii) all versions thereof, (iii) all screen displays and designs thereof and (iv) all user, technical, training and other documentation relating to any of the foregoing.

          (d) "Environmental Claim" shall mean any investigation, notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising: (i) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law (as defined below); (ii) in connection with any Hazardous Substances (as defined below) or actual or alleged activity associated with any Hazardous Substances; (iii) from any abatement, removal, remedial, corrective or other response action in connection with any Hazardous Substances, Environmental Law or other order or directive of any federal, state or local governmental authority; or (iv) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment. Environmental Claim shall not include claims for coverage by an insured.

          (e) "Environmental Law" shall mean any applicable local, state or federal statute, rule, regulation, order, code, directive or ordinance and any binding judicial or administrative interpretation thereof or requirements thereunder pertaining to: (i) the regulation and protection of human health and safety and the outdoor environment; (ii) the protection or use of surface water and ground water; (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substances; or (iv) pollution (including any release into air, land, surface water and ground water); and includes without limitation the following federal statutes (and their implementing regulations and the analogous state statutes and regulations): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984; and the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977.

          (f) "Environmental Permits" shall mean any permit, license, variance, certificate, consent, letter, clearance, closure, exemption, authorization, decision or action or approval required to be obtained from any federal, state or local governmental authority with jurisdiction over and pursuant to any Environmental Law.

          (g) "Good Reason" shall mean, with respect to an Executive and the Termination Benefit Agreement to which such Executive is a party, the occurrence of any one or more of the following:

               (i)  The   assignment  to  the  Executive  of  duties  which  are
          materially and adversely different from or inconsistent with the duties, responsibilities, and status of the Executive's position at any time during the 12-month period prior to the Effective Time, or which result in a significant change in the Executive's authority and responsibility as a senior executive of the employer or any of its Affiliates under such Termination Benefit Agreement (collectively, the "Employer");

               (ii) A reduction by the Employer in the Executive's annual base salary in place as of the day immediately prior to the Effective Time, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Employer, or a reduction of the Executive's most recent highest incentive bonus potential under the Executive's incentive bonus arrangement, if any, in place as of the day immediately prior to the Effective Time, or any successor to such arrangement;

               (iii) The failure by the Employer to continue in effect the Employer's supplemental retirement income plan as described in the Company's proxy statement relating to its 2000 annual meeting of shareholders and, in form substantially equivalent to the employee benefit plans, fringe benefits and perquisites, and other employee benefits described in the employee handbooks and manuals delivered to Parent in connection with the execution and delivery of this Agreement, any employee benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which the Executive participates), or any material fringe benefit or perquisite enjoyed by the Executive immediately prior to the Effective Time, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Employer to continue the Executive's participation therein, or any action by the Employer which would directly or indirectly materially reduce participation therein or reward opportunities thereunder, or the failure by the Employer to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Employer in accordance with the Employer's normal vacation policy in effect immediately prior to the Effective Time; and

               (iv) A demand by the Employer that the Executive relocate to a location in excess of 35 miles from the location where the Executive is currently based, or in the event of any such relocation with the Executive's express written consent, the failure of the Employer to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss in the sale of the Executive's principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after tax basis.

          The existence of Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason under this Agreement. The Executive's determination of Good Reason shall be conclusive and binding upon Parent and the Employer provided such determination has been made in good faith.

          (h) "Hazardous Substance" shall mean chemicals, products, compounds, by-products, pollutants, contaminants, hazardous wastes or toxic or hazardous substances regulated under any Environmental Law, including, but not limited to, asbestos or asbestos-containing materials, polychlorinated biphenyls, pesticides and oils, petroleum and petroleum products.

          (i) "Insurance Contract" shall mean any contract of insurance, including, but not limited to, reinsurance contracts.

          (j)  "Insurance   License"  shall  mean  any  License   granted  by  a
     Governmental Entity to transact an insurance or reinsurance business.

          (k) "Intellectual Property" shall mean: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, good will associated with the foregoing and registrations of the foregoing and any extension, modification or renewal of any such registrations or applications; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including but not limited to divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; provided, that Intellectual Property shall include Computer Software.

          (l) "Investment Assets" shall mean bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests (including, but not limited to, equity interests in Subsidiaries or other Affiliates), real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other assets acquired for investment purposes.

          (m) "Liability" shall mean a liability, obligation, claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown), including, but not limited to, any liability, obligation, claim or cause of action arising pursuant to or as a result of an Insurance Contract or pursuant to any Environmental Claim.

          (n)  "License"  shall  mean  a  license,   certificate  of  authority,
     franchise, permit or other authorization to transact an activity or business, whether granted by a Governmental Entity or by any other Person.

          (o)  "NAIC"   shall  mean  the  National   Association   of  Insurance
     Commissioners.

          (p) "Permitted Liens" shall mean (i) those Liens set forth in the Company Disclosure Schedule, or otherwise approved in writing by Parent,
     (ii) any Lien that is set forth in the public records or in title reports or title insurance binders that have been made available to Parent relating to any interest in the real property set forth in the Company Disclosure Schedule, (iii) Liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith, (iv) Liens arising from securities lending activities undertaken in the ordinary course of business of a Person, (v) mortgages or security interests shown in any of the SAP Statements or any of the Company SEC Reports as securing specified liabilities or obligations, (vi) mortgages or security interests incurred in connection with the purchase of property or assets in the ordinary course of business after the date of any of the SAP Statements or any of the Company SEC Reports (such mortgages and security interests being limited to the property or assets so acquired), (vii) minor imperfections of title, if any, none of which is substantial in amount or materially detracts from the value or impairs the use of the property subject thereto,
     (viii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto, (ix) other Liens (including, but not limited to, mechanic's, courier's, worker's, repairer's, materialman's, warehouseman's and other similar Liens) arising or incurred in the ordinary course of business as would not, individually or in the aggregate, materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, and (x) Liens arising or resulting from any action taken by Parent or any of its Subsidiaries (but not including the execution, delivery or performance of this Agreement or the Merger).

          (q) "Person" shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, trust, joint venture, labor union, estate, unincorporated organization or other entity.

          (r) "Pooling Agreement" shall mean that certain Reinsurance Pooling Agreement Amended and Restated as of July 1, 1998, between and among the
     Company, the Company Subsidiaries, and their Affiliates regarding inter-company reinsurance.

          (s) "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity, other than any of the foregoing which relate to claims made pursuant to any Insurance Contract.

          (t) "Quarterly Statements" shall mean, with respect to any Person, the quarterly statements of such Person filed with or submitted to the insurance regulatory body in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such regulatory body.

          (u) "SAP" shall mean statutory accounting practices prescribed by the NAIC and prescribed or permitted by the applicable insurance regulatory body applied on a consistent basis.

          (v) "SAP Statements" shall mean Annual Statements and Quarterly Statements.

          (w) "SEC" shall mean the United States Securities and Exchange Commission or any successor entity.

          (x) "Tax Ruling" shall mean a written ruling of a taxing authority relating to Taxes.



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

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                              STATE AUTOMOBILE MUTUAL
                              INSURANCE COMPANY



                              By   /s/ Robert L. Bailey
                                 ---------------------------------------------
                                   (Name)              (Title)
                                   Robert L. Bailey, Chairman


                              MIGI ACQUISITION CORP.



                              By   /s/ Robert L. Bailey
                                 ---------------------------------------------
                                   (Name)              (Title)
                                   Robert L. Bailey, President


                              MERIDIAN INSURANCE GROUP, INC.



                              By   /s/ Norma J. Oman
                                 ---------------------------------------------
                                   (Name)              (Title)
                                 Norma J. Oman, President and
                                 Chief Executive Officer


                                     - 44 -
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